Execution Copy
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of July 26, 2007, by and between Daniel W. Dienst (“Executive”) and Metal Management, Inc., a Delaware corporation (“MTLM”).
     NOW, THEREFORE, in consideration of the premises, promises, mutual covenants and mutual agreements contained herein, Executive and MTLM hereby agree as follows:
     1. Employment.
     (a) On the terms and subject to the conditions set forth in this Agreement, MTLM employs Executive as its President and Chief Executive Officer to perform such duties and responsibilities as are consistent with such position and such other positions as may be assigned to Executive, from time to time, by the Board of Directors of MTLM (the “Board”). As of the Commencement Date (as defined below), Executive is a member of the Board and has been elected to serve as Chairman of the Board. During the Employment Period (as defined below), MTLM shall use best efforts to see that Executive while employed under this Agreement continues to be nominated and elected to serve on the Board. For as long as Executive is so employed, he shall devote his full business time, energy and ability to his duties, except for reasonably necessary attention to the management of his personal affairs. If Executive is Chairman of the Board and/or a director when his employment terminates under this Agreement, whether pursuant to Section 6 or 7 of this Agreement, he shall tender his resignation as Chairman and/or director effective as of the Termination Date (as defined below) if so requested by the Board.
     (b) Executive’s worksites during the Employment Period (as defined below) shall be 325 North LaSalle Street, Suite 550, Chicago, Illinois 60610 and 127 East 69th Street, New York, New York 10021 or such other locations as may be mutually agreed upon by MTLM and Executive, with Executive’s time allocated between such sites as shall be reasonably determined to be necessary and appropriate by Executive to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Agreement.
     (c) Executive shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Executive is now serving as of the date of this Agreement, and that are set forth on Exhibit A attached hereto, as long as doing so has no significant adverse affect on the performance of Executive’s duties and responsibilities or the exercise of Executive’s powers under this Agreement. Executive shall not serve on any other boards of directors and shall not provide services (whether as an employee or independent contractor) to any for-profit organization on or after the date of this Agreement without the prior consent of the Board (which shall not be unreasonably withheld in light of Executive’s duties and responsibilities under this Agreement).
     2. Term. The term of employment under this Agreement shall commence on August 1, 2007 (the “Commencement Date”) and shall continue through, and end as of the close of business on March 31, 2012 (the “Employment Period”); provided, however, that on March 31, 2012 and each anniversary thereof, the Employment Period shall be extended for an additional year unless either MTLM or Executive, as the case may be, notifies the other not less than 90 days prior to the end of the then current Employment Period of its or his desire not to extend the Employment Period; provided further that the Employment Period may terminate sooner upon the occurrence of certain events as described in Sections 5, 6, 7, 8 and 9 of this Agreement. The date on which Executive’s employment is terminated shall be referred to herein as the “Termination Date”.
     3. Compensation.
     (a) Base Compensation. The base compensation to be paid to Executive for his services under this Agreement shall be not less than $950,000 per year (“Base Compensation”), subject to applicable withholdings, payable in equal periodic installments in accordance with the usual payroll practices of MTLM, but no less frequently than monthly, commencing on the Commencement Date. Executive’s base compensation shall be subject to annual review for cost of living and merit factors, with any adjustments determined by the compensation committee of the Board. Notwithstanding anything herein to the contrary, Base Compensation may be reduced below $950,000 per year if such reduction is in the same proportion as a reduction generally affecting other executive officers of MTLM.
     (b) Annual Bonus. For the fiscal year ending March 31, 2008, and for each subsequent fiscal year ending March 31 during the Employment Period, Executive’s target annual bonus shall be not less than 100% of Base Compensation (subject to applicable withholdings) (“Target Bonus”), and Executive’s maximum bonus (as a percentage of Base Compensation) shall be not less than that in effect under MTLM’s annual bonus program on the Commencement Date (“Maximum Bonus”). Executive shall be eligible to receive an annual bonus in accordance with the terms of MTLM’s annual bonus program as then in effect for MTLM’s senior executives as such program is modified by this Section 3(b); provided, however, the compensation committee of the Board may direct MTLM to pay Executive an annual bonus that exceeds the annual bonus otherwise payable under such program. Notwithstanding anything contained herein to the contrary, Executive’s Target Bonus may be reduced below 100% of Base Compensation if such reduction is in the same proportion as a reduction affecting other executive officers of MTLM. Each annual bonus described in this Section 3(b) shall be paid at the time called for under MTLM’s annual bonus program for senior executives.
     (c) Annual Restricted Stock Grant. For the fiscal year ending March 31, 2008 and for each subsequent fiscal year ending March 31 during the Employment period, Executive may, at the discretion of the Compensation Committee of the Board, be granted a number of shares of common stock, $0.01 par value per share (the “MTLM Stock”) pursuant to the terms of the Amended and Restated Metal Management, Inc. 2002 Incentive Stock Plan or any successor plan (the “Plan”). All terms and conditions to such grant shall be set forth for Executive in a certificate in accordance with the terms of the Plan, including that that all shares shall become non-forfeitable upon a Triggering Event (as defined below); in addition to the foregoing, however, such certificate shall provide that all shares shall become non-forfeitable upon termination of Executive’s employment if MTLM notifies Executive that it will not extend the Employment Period as provided under Section 2 of this Agreement.
     (d) Special Restricted Stock Grant. Upon execution and delivery of the this Agreement by MTLM and Executive, Executive shall be granted 196,532 MTLM Shares pursuant to the Plan. Notwithstanding any provision in the Plan, Executive’s interest in 117,920 shares shall become non-forfeitable on July 26, 2010 provided Executive is still employed by MTLM on such date, and his interest in an additional 39,306 shares shall become non-forfeitable on each of the next two subsequent anniversaries of such date provided Executive is still employed by MTLM on such anniversary date. All terms and conditions to such grant shall be set forth for Executive in a certificate in accordance with the terms of the Plan; provided, however, that such certificate shall provide that all shares shall become non-forfeitable upon (i) a Triggering Event or (ii) termination of Executive’s employment if MTLM notifies Executive that it will not extend the Employment Period as provided under Section 2 of this Agreement, and such certificate shall include a waiver signed by Executive with respect to the provisions of Section 15 of the Plan that provide that such shares would become non-forfeitable solely upon such Change of Control (as defined in the Plan).
     4. Fringe Benefits. MTLM shall furnish Executive with accident, health and life insurance (“Welfare Benefits”) and reimbursement of all documented reasonable and necessary out-of-pocket expenses incurred by Executive on behalf of MTLM by reason of the performance of Executive’s duties and responsibilities hereunder. Further, MTLM shall furnish Executive with all of the additional fringe benefits made generally available by MTLM to its executive officers recognizing that such fringe benefits may be changed from time to time provided Executive shall be deemed immediately eligible for any such fringe benefits to the extent permissible under the terms of applicable law and the terms of the underlying plans, programs and policies. Executive shall be entitled to take five weeks of paid vacation per calendar year, and shall be paid on all national and state holidays, during the Employment Period. Vacation allowances shall not be cumulative from year to year. MTLM shall include Executive as a covered person under MTLM’s directors and officers’ insurance policy. MTLM shall furnish Executive with appropriate office space (as set forth in Section 1(b) of this Agreement), equipment, supplies, and such other facilities and personnel as necessary or appropriate (de minimis use thereof by Executive for personal reasons shall not be deemed a breach of this Agreement). MTLM shall pay Executive’s dues in such societies and organizations as MTLM deems appropriate, and shall pay on behalf of Executive (or reimburse Executive for) documented reasonable out-of-pocket expenses incurred by Executive in attending conventions, seminars, trade shows and other business meetings and business entertainment and promotional expenses. MTLM shall pay Executive an automobile allowance of $1,000.00 per month, subject to applicable withholdings.
     5. Death or Permanent Disability. If, during the Employment Period, Executive dies (as confirmed by a certificate of death) or Executive is permanently disabled such that, in the opinion of a physician selected by MTLM and Executive, Executive (or his spouse or legal representative) is rendered incapable of performing the services contemplated under this Agreement for 180 days in any 12 consecutive months by reason of illness, accident, or other physical or mental disability (“Permanent Disability”), this Agreement shall be deemed to be terminated as of the date of such death or of the determination of Permanent Disability. Notwithstanding the foregoing, Executive shall be entitled to the benefits as provided in Section 8 of this Agreement. During any period prior to such time when Executive has a Permanent Disability, as described above, MTLM shall be obligated to perform its obligations under this Agreement in accordance with its terms, including, but not limited to, its obligations under Section 3 of this Agreement.
     6. Involuntary Termination. Except in the case of termination for Cause pursuant to Section 7 of this Agreement, if MTLM terminates Executive’s employment hereunder without Executive’s consent, such termination shall be a Triggering Event, and Executive shall be entitled to receive the benefits as provided in Section 8(b) of this Agreement.
     7. Termination Voluntary or for Cause.
     (a) In the event: (i) Executive voluntarily terminates his employment hereunder without Good Reason (as defined below) or (ii) Executive’s employment hereunder is terminated for Cause, unless otherwise provided herein, all of his compensation and benefits under this Agreement shall cease immediately upon the date of such termination, provided that Executive shall be entitled to receive the compensation provided in Section 3 of this Agreement paid on a pro rata basis to the date of such termination.
     (b) Termination for Cause. Any of the following events shall be considered as “Cause” for the immediate termination of the Employment Period by MTLM:
     (i) conviction of Executive for a felony, or a nolo contendere plea with respect to a the same; or

     (ii) conviction of Executive for misappropriation by Executive of funds or property of MTLM or the commission of acts of fraud relating to his employment in each case resulting in material harm to MTLM, or a nolo contendere plea with respect to the same; or
     (iii) (a) willful breach of this Agreement that is not cured by Executive within 10 days following receipt by Executive of written notice of such breach from MTLM or (b) material neglect by Executive of any of his material duties or responsibilities hereunder that is not cured by Executive within 30 days following receipt by Executive of written notice of the acts that MTLM assert constitute such neglect by Executive, provided, however, that any such willful breach or material neglect that is not curable shall be considered Cause for the immediate termination of the Employment Period by MTLM; or
     (iv) conduct on the part of Executive that is materially adverse to any known interest of MTLM that continues unabated, or uncured to the reasonable satisfaction of MTLM, after the expiration of 10 days following receipt of written notice by Executive from MTLM.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written termination notice signed by a member of the Board duly authorized to deliver such notice.
     8. Acceleration of Payments.
     (a) For this Agreement, the following terms shall have the following meanings:
     (i) “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent: (a) a reduction by MTLM of Executive’s Base Compensation, Target Bonus or Maximum Bonus provided in Section 3 of this Agreement unless such reduction is in the same proportion as a reduction generally affecting other executive officers of MTLM; (b) a material reduction in Welfare Benefits unless such reduction is in the same proportion as a reduction generally affecting other executive officers of MTLM; (c) any material breach by MTLM of any provisions of this Agreement (including Section 1(b) of this Agreement) that is not cured by MTLM within 10 days following receipt by MTLM of written notice of such breach from Executive; (d) the assignment of Executive by MTLM without his consent to a position, responsibility or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Commencement Date as provided for in Section 1 of the Agreement; provided, however that Executive no longer being President or Chairman of the Board shall not be nor shall be deemed to be Good Reason; or (e) upon a Change of Control (as defined below), the failure by the acquiring company or its direct or indirect parent, subsidiary or affiliate to assume MTLM’s obligations hereunder.
     (ii) “Trigger Date” means the date on which a Triggering Event occurs.
     (iii) “Triggering Event” means any of: (A) a resignation of Executive as an employee of MTLM due to Good Reason; (B) termination of the Employment Period under Section 5 of this Agreement; or (C) involuntary termination of the Employment Period by MTLM, except in the case of termination for Cause (which, for the avoidance of doubt, does not include the non-extension of this Agreement as provided in Section 2 of this Agreement).
     (b) Occurrence of Triggering Event. Upon the occurrence of a Triggering Event described in clause (A) or (C) of Section 8(a)(iii) of this Agreement, Executive shall continue to receive from MTLM for two years after such Triggering Event: (i) Base Compensation as provided under Section 3(a) of this Agreement, (ii) an amount equal to Target Bonus and (iii) Welfare Benefits (with the same cost sharing arrangements in effect at the time of such Triggering Event) as provided under Section 4 of this Agreement. The payments described in clauses (i) and (ii) above are subject to applicable withholdings, and are payable in equal periodic installments in accordance with the usual payroll practices of MTLM, but no less frequently than monthly, commencing on the Termination Date. In the event of a Triggering Event, Executive shall receive a pro rata annual bonus for the year of termination based upon actual performance results during such period and payable at time called for under MTLM’s annual bonus program for senior executives. The Welfare Benefits are subject to applicable withholdings to the extent such benefits are taxable benefits. Furthermore, upon the occurrence of a Triggering Event, any unvested stock options or stock grants or any unvested long term incentive plan compensation shall immediately become vested. If this Agreement is terminated as a result of Executive’s death, Executive’s then current spouse and dependent children shall be entitled to continue to participate in the MTLM provided health and medical insurance programs for one year after such death, unless, in each case, such continued participation is prohibited by any applicable laws or would otherwise jeopardize the tax qualified status of any such programs. If MTLM is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any health or medical insurance plan and as a result MTLM terminates coverage, it shall promptly reimburse Executive for the cost of obtaining comparable third party coverage.
     (c) Code Section 409A.
     (i) If the Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-l(i)) of MTLM and if MTLM reasonably determines that amounts payable under Section 8(b) of this

Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-l(m)) and are not subject to tax under Section 409A of the Code, the Executive shall receive payments during the six-month period immediately following the Termination Date equal to the lesser of (A) the amount payable under Section 8(b) of this Agreement and (B) two times the compensation limit in effect under Code Section 40l(a)(17) for the calendar year in which the Termination Date occurs (with any amounts that otherwise would have been payable under Section 8(b) of this Agreement during such six-month period being paid on the first regular payroll date following the six-month anniversary of the Termination Date).
     (ii) If MTLM reasonably determines that such termination is not an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-l(m)), amounts that would otherwise have been paid during the six-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six-month anniversary of the Termination Date without regard to whether such amounts are then taxable under Section 409A of the Code.
     (iii) Any amounts not paid during such six-month period pursuant to the special timing rule in Section 8(c)(i) or (ii) of this Agreement shall accrue at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section l274(d) of the Code on the Termination Date), and shall be paid on the first regular payroll date immediately following the six-month anniversary of the Termination Date.
     9. Non-Competition.
     (a) General. In addition to any other obligations of Executive under any other agreement with MTLM, in order to assure that MTLM shall realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, Executive shall not:
     (i) during the period beginning on the date of this Agreement and ending 18 months after the Termination Date (the “Non-Competition Period”), directly or indirectly, whether through an affiliate or otherwise, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder, or in any other capacity of any company or business, engage in any business activity in any state in the United States or any other country or region in which, prior to the Termination Date, MTLM or any subsidiary or affiliate of MTLM conducts business or is actively planning to conduct business and, on and after the Termination Date, MTLM or any subsidiary or affiliate of MTLM on the Termination Date conducts business or is actively planning to conduct business, which business activity is directly or indirectly in competition with the business, prior to the Termination Date, that is conducted by or is actively planned to be conducted by MTLM or any subsidiary or affiliate of MTLM and, on and after the Termination Date, is on the Termination Date conducted by or is actively planned to be conducted by MTLM or any subsidiary or affiliate of MTLM; provided, however; that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 9; provided, however, that Executive shall not be bound by the restrictions set forth in this Section 9(a)(i) if MTLM shall not have cured the failure to make any material payment to Executive under this Agreement within 30 days following receipt by MTLM of written notice from Executive of such failure unless such failure to make such payment is due to MTLM’s allegation of a material breach of the terms of this Agreement;
     (ii) during the Non-Competition Period, directly or indirectly (a) induce any person that is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to patronize any business directly or indirectly in competition with the business conducted by MTLM or any subsidiary or affiliate of MTLM on the Termination Date; (b) canvass, solicit or accept from any person that is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date, any such competitive business, or (c) request or advise any person that is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to withdraw, curtail or cancel any such customer’s business with MTLM or any subsidiary or affiliate of MTLM on the Termination Date;
     (iii) during the Non-Competition Period, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by any of MTLM or any then subsidiary or affiliate of MTLM at or within six months prior to the Termination Date, or in any manner seek to induce any such person to leave his or her employment; or
     (iv) directly or indirectly, at any time following the Termination Date, in any way utilize, disclose, copy, reproduce or retain in his possession any of MTLM’s or any subsidiary’s or affiliate’s proprietary rights or records, including, but not limited to, any of their customer or price lists.
     (b) Scope of Restriction. Executive agrees and acknowledges that the restrictions contained in this Section 9 are reasonable in scope and duration and are necessary to protect MTLM after the Commencement Date. If any provision of this Section 9 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 9 shall cause irreparable damage to MTLM and upon breach of any provision of this Section 9, MTLM shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies that MTLM may have (including, but not limited to, the right to seek monetary damages).
     (c) Termination of Payments Upon Breach. If Executive shall have breached this Section 9 in any material respect, all amounts and all benefits otherwise payable to Executive pursuant to Section 8 of this Agreement shall immediately cease. In addition, upon determination by a court of competent jurisdiction that Executive shall have breached this Section 9 in any material respect, Executive shall repay all amounts and all benefits previously paid by MTLM to Executive pursuant to Section 8 of this Agreement. Nothing in this Section 9(c) shall in any way limit any other remedies that MTLM may have with respect to any such breach.
     10. Change Of Control.
     (a) General. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement and with respect to any options, stock grants and stock appreciation rights issued under the Plan to Executive, “Change of Control” shall be deemed to have occurred at such time as (1) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) becomes after the effective date of this Agreement the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 40% or more of the combined voting power of the then outstanding securities for election of directors of the Company or any successor to the Company, (2) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each person who was not a director at the beginning of such period was approved by vote of at least two-thirds of the directors then in office who were directors at the beginning of such period or who were directors previously so approved, (3) there is a dissolution or liquidation of the Company or any sale or disposition of 50% or more of the assets or business of the Company, or (4) there is a reorganization, merger, consolidation or share exchange (other than a reorganization, merger, consolidation, or share exchange with a wholly-owned subsidiary of the Company) of the Company unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) immediately following the consummation of such transaction are beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Company common stock immediately before the consummation of such transaction.
     (b) Special Tax Payments. If any payment or benefit to Executive under this Agreement, either alone or together with other payments or benefits to Executive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payments or benefits shall be reduced to an amount that would no longer constitute a “parachute payment”; provided, however, if such amount exceeds 10% of the total amounts Executive would otherwise have been entitled to receive, such amounts to be received shall be grossed up to an amount such that after payment of the excise tax imposed by Section 4999 of the Code, Executive will receive on an after tax basis the same amount Executive would have received if no such excise tax was imposed.
     11. Confidentiality of Information; Duty of Non-Disclosure. Executive acknowledges and agrees that his employment by MTLM under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of MTLM or any subsidiary or affiliate of MTLM. Accordingly, Executive shall not, directly or indirectly, at any time (whether during the Employment Period or at any time thereafter) without the prior written consent of MTLM, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of MTLM or any subsidiary or affiliate of MTLM, including, but not limited to, confidential information pertaining to clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information that is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, Executive shall not, directly or indirectly, remove or retain, without the express prior written consent of MTLM, and upon termination of this Agreement for any reason shall return to MTLM, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of MTLM or any subsidiary or affiliate of MTLM or obtained as a result of his employment by MTLM or any subsidiary or affiliate of MTLM. Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of MTLM. The covenants contained in this Section 11 shall survive the termination of this Agreement.

     12. Authority; Enforceability. MTLM has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by MTLM of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of MTLM. This Agreement has been duly executed and delivered by MTLM and constitutes a valid and binding agreement of MTLM, enforceable against MTLM in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     13. Goodwill. MTLM has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with MTLM, Executive acknowledges that the customers are the customers of MTLM and its subsidiaries and affiliates and that any goodwill created by Executive belongs to and shall inure to the benefit of MTLM.
     14. No Duty to Mitigate. In the event that Executive’s employment terminates hereunder, MTLM acknowledges and agrees that Executive has no duty to mitigate the costs to MTLM with respect to any amounts payable hereunder to Executive.
     15. Notices. Any notice or request to be given hereunder to either party hereto shall be deemed effective only if in writing and either (a) delivered personally or (b) sent by certified or registered mail, postage prepaid, to the following addresses or to such other address as either party may hereafter specify to the other by notice similarly served:
If to Executive:
Daniel W. Dienst
At the most recent address
in MTLM’s records
with a copy to:
Vedder Price
222 North LaSalle Street
Chicago, Illinois 60601
Attn: Philip L. Mowery

If to MTLM:
Metal Management, Inc.
325 North LaSalle Street
Suite 550
Chicago, Illinois 60610
Attn: Chief Financial Officer
with a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attn: E. William Bates, II
     16. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of MTLM, whether by merger, sale of assets or otherwise. This Agreement shall be binding upon and inure to the benefit of Executive’s heirs.
     17. Attorneys’ Fees.
     (a) Upon receipt by MTLM of statement for legal services from the attorneys representing Executive, MTLM shall reimburse Executive or to pay on behalf of Executive the reasonable and necessary attorneys’ fees and associated expenses incurred by Executive in connection with the negotiation of this Agreement.
     (b) In the event suit or action is brought by any party under this Agreement to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable and necessary attorneys’ fees and associated expenses incurred at and in preparation for arbitration, trial, appeal and review.
     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its choice-of-law principles.
     19. Modification. No modification or waiver of any provision hereof shall be made unless it is in writing and signed by both of the parties hereto.
     20. Scope of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.

     21. Severability. To the extent that any provision of this Agreement may be deemed or determined to be unenforceable for any reason, such unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be enforceable.
     22. Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

METAL MANAGEMENT, INC.
By:	/s/ Robert C. Larry
Robert C. Larry
Executive Vice President, Finance and Chief Financial Officer

/s/ Daniel W. Dienst
Daniel W. Dienst

EXHIBIT A
DIRECTORSHIPS
1.	Director, Ryerson Inc., Chicago, IL (prospective service as a director previously approved by the Board)

2.	Trustee, Kips Bay Boys & Girls Club, Bronx, NY

3.	Chairman, Newark Police Foundation, Newark, NJ

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